FIRST AMENDMENT
TO BYLAWS
OF
WAFERGEN BIO-SYSTEMS, INC.,
a Nevada corporation

The Bylaws of WAFERGEN BIO-SYSTEMS, INC., a Nevada corporation, as certified by the secretary of the Corporation on May 26, 2011 are hereby amended as follows:

Section 1.1 of Article One of the Bylaws is amended and restated to read as follows:

“Section 1.1 REGISTERED OFFICE - The registered office of this corporation shall be in any county of the State of Nevada.”

A new Section is added to Article Ten of the Bylaws as follows:

“Section 10.6. INAPPLICABILITY OF NEVADA REVISED STATUTES 78.378 TO 78.3793, INCLUSIVE.  The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive (entitled ‘Acquisition of a Controlling Interest’), shall not apply to the corporation or to any ‘acquisition’ of a ‘controlling interest’ (as each term is defined therein) in the corporation by any existing or future stockholder or stockholders.”

CERTIFICATION

I hereby certify that I am the duly appointed and acting Secretary of the WaferGen Bio-Systems, Inc. and that the foregoing First Amendment to Bylaws of WaferGen Bio-Systems, Inc. was duly adopted and approved pursuant to an Action by Unanimous Written Consent in Lieu of a Meeting of the Board of Directors executed by the Board of Directors of WaferGen Bio-Systems, Inc.

DATED this 26th day of May, 2011.

/s/ Mona Chadha
Mona Chadha, Secretary